Exhibit 23.2
Consent of Ernst & Young LLP, an independent registered public accounting firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Equity Incentive Plan of Omniture, Inc. of our reports dated February 25, 2008, with respect to the consolidated financial statements of Omniture, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Omniture, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Salt Lake City, Utah
January 27, 2009